Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 15, 2024, among Dycom Industries, Inc., a Florida corporation (the “Issuer”), Bigham Cable Construction, Inc., a Florida corporation, Jansen Cable Construction, Inc., an Illinois corporation, (Bigham Cable Construction, Inc., and Jansen Cable Construction, Inc. each a subsidiary of the Issuer and a “Guaranteeing Subsidiary”, and together, the “Guaranteeing Subsidiaries”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the existing subsidiaries of the Company that are Guarantors has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 1, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.50% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”) pursuant to which each such Guaranteeing Subsidiary shall become a Guarantor under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions and limitations set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of either of the Guaranteeing Subsidiaries shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

BIGHAM CABLE CONSTRUCTION, INC., as Guaranteeing Subsidiary

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

JANSEN CABLE CONSTRUCTION, INC., as Guaranteeing Subsidiary

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

DYCOM INDUSTRIES, INC., as Issuer

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Senior Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Sheryl Lear
Name: Sheryl Lear
Title: Vice President